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                                                                    Exhibit 99.1

Reconciliation of Non-GAAP Financial Measures

We believe that funds from operations (FFO) and adjusted funds from operations
(AFFO) are helpful to investors as measures of our performance as an equity REIT because along with cash flows from operating, financing and investing activities, these measures provide investors with an understanding of our ability to incur and service debt, meet capital expenditures and pay dividends. In addition, because these measures are commonly used in the REIT industry, our use of FFO and AFFO enables investors to compare our performance with that of other REITs. We define FFO as net income (loss) before minority interest in our operating partnership (computed in accordance with generally accepted accounting principles, or GAAP), excluding gains (or losses) from debt restructuring, including gains (or losses) on sales of property, plus real estate related depreciation and amortization (excluding amortization of deferred costs) and after adjustments for unconsolidated partnerships and joint ventures. Our calculation of funds from operations may differ from the methodology for calculating funds from operations utilized by other equity REITs and, accordingly, may not be comparable to other REITs. Further, funds from operations does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Funds from operations should not be considered as an alternative for net income as a measure of profitability nor is it comparable to cash flow provided by operating activities determined in accordance with GAAP. AFFO is a computation made by analysts and investors to measure a real estate company's cash available for distribution to shareholders. AFFO is generally calculated by subtracting from or adding to FFO (i) normalized recurring expenditures that are capitalized by the REIT and then amortized, but which are necessary to maintain a REIT's properties and its revenue stream (e.g., leasing commissions and tenant improvement allowances), (ii) straightlining of rents and (iii) amortization of deferred costs.

Set forth below is a reconciliation of our calculations of FFO and AFFO to net income:

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                                       Three-Month Period     Six-Month Period
                                      Ended June 30, 2003    Ended June 30, 2003
                                         (in thousands,        (in  thousands,
                                          except per             except per
                                          share data)            share data)
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Funds from operations:
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     Net income                            $(12,856)               $(9,983)
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     Minority interest in operating
       partnership                           (1,314)                (1,013)
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     Depreciation and amortization            7,879                 13,157
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     Non real estate depreciation               (25)                   (42)
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     Funds from operations                  $(6,316)                $2,119
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     Funds from operations per
       share, diluted                        $(0.13)                 $0.04
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Adjusted Funds from operations:
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     Funds from operations                  $(6,316)                $2,119
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     Straightline rental income               5,171                 10,533
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     Straightline rent expense                   (4)                    34
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     Tenant improvements and
       leasing commissions                     (215)                  (465)
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     Amortization of deferred costs           1,476                  2,848
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     Amortization of fair market
       rental adjustment, net                  (172)                  (265)
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     Amortization of deferred
       compensation                             299                    474
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     Realized (gain) loss on sale
       of investments, net                   10,243                  9,154
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     Adjusted funds from operations         $10,482                $24,432
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